Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK CAPITAL ALLOCATION TERM TRUST

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated September 28, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated June 12, 2026 (together with the Prospectus Supplement, the “Prospectus”) is 21,212,300 common shares (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on September 28, 2026, is the final prospectus relating to the Offering.